CERTIFICATE OF AMENDMENT

                                     TO THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                      OLYMPIC CASCADE FINANCIAL CORPORATION


         Pursuant to Section 102 of the General Corporation Law of the State of Delaware, Olympic Cascade Financial Corporation, a corporation organized under and existing by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

        1. The first sentence of the Fourth paragraph of the Certificate of Incorporation is hereby amended as follows:

            "The total number of shares of capital stock which the Corporation shall have authority to issue is 60,000,000 shares of common stock, par value $0.02 per share (the "Common Stock") and 100,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). "

       2. The foregoing amendment was effected pursuant to a resolution of the Board of Directors of said corporation.

       3. The foregoing amendment was approved by a majority vote of stockholders of said corporation.

Dated: March 13, 2002




                                           Mark Goldwasser
                                           President and Chief Executive Officer